Exhibit 99.1

AutoImmune Inc. 1199 Madia Street Pasadena, CA 91103 Phone: 626-792-1235 Fax: 626-792-1236

Contact:

Robert C. Bishop, Ph.D.

Chairman and Chief Executive Officer

AutoImmune Inc.

626-792-1235

website: http://www.autoimmuneinc.com

FOR IMMEDIATE RELEASE

AUTOIMMUNE INC. REPORTS 2005 FOURTH QUARTER AND YEAR END

FINANCIAL RESULTS

Pasadena, California, March 10, 2006 - AutoImmune Inc. (OTCBB: AIMM) today reported a net loss of $0.10 million, or $0.01 per share basic and diluted, for the three months ended December 31, 2005, compared with a net loss of $0.20 million, or $0.01 per share basic and diluted, for the three months ended December 31, 2004. For the year ended December 31, 2005, the net loss was $0.67 million, or $0.04 per share basic and diluted, compared with a net loss of $0.76 million, or $0.04 per share basic and diluted for the same period in 2004. As of December 31, 2005, the Company reported $9.3 million in cash and marketable securities as compared to $10.0 million in cash and marketable securities as of December 31, 2004.

Robert C. Bishop, Ph.D., Chairman of the Board and Chief Executive Officer stated, “Colloral LLC, our joint venture with Deseret Laboratories Inc. for dietary supplements, successfully completed a direct mail test program during the fourth quarter and has begun expansion of that effort to a larger group of potential customers. The ultimate success of this initiative will be determined by the product re-order rate which translates into ongoing revenue for the venture.” For the past two quarters, AutoImmune has consolidated Colloral LLC for financial reporting purposes in accordance with FIN 46 “Consolidation of Variable Interest Entities.” Clinical trials of products using AutoImmune technology remain ongoing under the direction of the Company’s licensees.

AutoImmune has exclusively licensed certain of its intellectual property rights to BioMS Medical Corp., a Canadian company. Under the license agreement, BioMS makes monthly diligence payments to AutoImmune and has a royalty obligation on sales of its lead drug MBP8298, a treatment for secondary progressive multiple sclerosis, should it reach the market. On February 7, 2006, BioMS announced that it had received a third positive review by the Data Safety Monitoring Board on its Phase II/III human clinical trial of MBP8298.

AutoImmune has also exclusively licensed certain of its intellectual property rights to Teva Pharmaceutical Industries, Ltd. Teva is conducting a Phase II study looking at two different doses of an oral formulation of COPAXONE® (glatiramer acetate), a product for the treatment of multiple sclerosis. The oral formulation utilizes the intellectual property rights licensed from AutoImmune. If Teva is successful in bringing this product to market, AutoImmune will receive both a milestone payment and a royalty on sales under its license agreement.

AutoImmune is a biopharmaceutical company involved in the development of a new class of mucosally administered therapies for the treatment of autoimmune and cell-mediated inflammatory diseases and conditions.

This release contains forward-looking statements which involve risks and uncertainties. The Company’s actual results may differ significantly from results discussed in the forward-looking statements due to a number of important factors, including, but not limited to the uncertainties of clinical trial results, the Company’s dependence on third parties for licensing revenue, and the risks of technological change and competition. These factors are more fully discussed in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission in the section “Business-Risk Factors” The discussion in the Annual Report on Form 10-K is hereby referenced into this release.

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AUTOIMMUNE INC.

STATEMENT OF OPERATIONS

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2004	2005	2004	2005
Revenue	$37,000	$60,000	$130,000	$179,000

Costs and expenses:
Research and development	67,000	(35,000)	326,000	154,000
General and administrative	114,000	286,000	608,000	890,000

Total costs and expenses	181,000	251,000	934,000	1,044,000

Interest income	42,000	92,000	138,000	304,000
Equity in net loss of unconsolidated affiliate	(95,000)	—	(95,000)	(130,000)
Other income	—	—	—	25,000

	(53,000)	92,000	43,000	199,000

Net income (loss)	($197,000)	($99,000)	($761,000)	($666,000)

Net income (loss) per share - basic	($0.01)	($0.01)	($0.04)	($0.04)

Net income (loss) per share - diluted	($0.01)	($0.01)	($0.04)	($0.04)

Weighted average common shares outstanding - basic	16,919,623	16,919,623	16,919,623	16,919,623

Weighted average common shares outstanding - diluted	16,919,623	16,919,623	16,919,623	16,919,623

CONDENSED BALANCE SHEET

(Unaudited)

	December 31, 2004	December 31, 2005
Cash and marketable securities	$9,996,000	$9,285,000
Other current assets	37,000	136,000
Other assets	5,000	—

Total assets	$10,038,000	$9,421,000

Current liabilities	$108,000	$157,000
Total stockholders’ equity	9,930,000	9,264,000

Total liabilities and equity	$10,038,000	$9,421,000